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                                                                    Exhibit 99.3

FOR IMMEDIATE RELEASE

SAFLINK CONTACT:
James W. Shepperd
Chief Financial Officer
SAFLINK Corporation
425-881-6766
jshepperd@saflink.com
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                 NASDAQ NOTIFIES SAFLINK OF POSSIBLE DELISTING

REDMOND, WA (June 5, 2001) - SAFLINK Corporation (NASDAQ: ESAF), announced today that the Company received a Nasdaq Staff Determination on May 31, 2001 indicating that the Company fails to comply with the net tangible assets/market capitalization/net income and shareholder approval requirements for continued listing set forth in Marketplace Rules 4310(c)(2) and 4350(i)(1)(c)(ii)(b), and that its securities are, therefore, subject to delisting from The Nasdaq SmallCap Market. Further, the Company's Form 10-K for the fiscal year ended December 31, 2000 contained a "disclaimer opinion" and therefore did not comply with Nasdaq's filing requirement, as set forth in Marketplace Rule 4310(c)(14). The Company intends to address these additional issues at the June 7, 2001 hearing already scheduled to address the Company's failure to meet the minimum bid price requirement set forth in Marketplace Rule 4310(c)(2). The scheduled hearing stays any delisting action, pending the Panel's decision. There can be no assurance the Company will be successful in its appeal of the Staff's Determination.

SAFLINK Corporation, based in Redmond, Washington, brings "Forget your Password"(TM) solutions to the Internet Economy and enterprise networks through biometrics. The Company provides cost-effective multi-biometric software solutions to verify individual identity, to protect business and personal information, and to replace passwords and PINs in order to safeguard and simplify access to electronic systems and enable new online services for customers. Further information is available through the company's web site at www.saflink.com.

Forget Your Password is a trademark of SAFLINK Corporation. All other brands and products referenced herein are acknowledged to be trademarks or registered trademarks of their respective holders.

This release contains information about management's view of the Company's future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements, as a result of a variety of factors including, but not limited to, risks and uncertainties associated with the Company's request to appeal the Staff's determination and other factors that are discussed in the Company's Annual Report on Form 10-K and other documents periodically filed with the Securities and Exchange Commission.

PR 01-011